Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements of Dominion Energy Midstream Partners, LP. and its subsidiaries (“Dominion Energy Midstream”) and the effectiveness of Dominion Energy Midstream’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Energy Midstream for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, VA

February 27, 2018